Exhibit 99.1

National Bank Holdings Corporation Announces 4.5% Increase to Quarterly Dividend

DENVER - (Globe Newswire) - National Bank Holdings Corporation (NYSE: NBHC) announced today that its Board of Directors approved a cash dividend to shareholders. The quarterly cash dividend will increase 4.5% from twenty-two cents ($0.22) to twenty-three cents ($0.23) per share of common stock. The dividend will be payable on March 15, 2022 to shareholders of record at the close of business on February 25, 2022.

“We are very pleased to be delivering a 9.5% increase in our dividend over the last twelve months. Our strong capital position coupled with 2021’s record earnings continue to drive attractive shareholder returns,” said Chairman and CEO, Tim Laney.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 81 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas, Utah and New Mexico. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. NBH Bank operates under the following brand names: Community Banks of Colorado and Community Banks Mortgage, a division of NBH Bank, in Colorado, Bank Midwest and Bank Midwest Mortgage in Kansas and Missouri, and Hillcrest Bank and Hillcrest Bank Mortgage in Texas, Utah and New Mexico. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), and other risks and uncertainties listed from time to time in our reports and documents filed with the SEC. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors:
Aldis Birkans, 720-554-6640
Chief Financial Officer ir@nationalbankholdings.com

or

Media:
Jody Soper, 303-784-5925
Chief Marketing Officer
Jody.Soper@nbhbank.com

Source: National Bank Holdings Corporation